Exhibit (g)(1)

INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement, dated and effective as of September 4, 2024 (this “Agreement”), is made by and between Gemcorp Commodities Alternative Products Fund, a Delaware statutory trust (herein referred to as the “Fund”), and Gemcorp Capital Advisors LLC, a Delaware limited liability company (herein referred to as the “Adviser”).

WHEREAS, the Fund and the Adviser desire to enter into the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. Appointment of Adviser. The Adviser hereby undertakes and agrees, upon the terms and conditions herein set forth, to provide overall investment advisory services for the Fund and in connection therewith to, in accordance with the Fund’s investment objective, policies and restrictions as in effect from time to time:

(a) determining the composition of the Fund’s portfolio, the nature and timing of the changes to the Fund’s portfolio and the manner of implementing such changes in accordance with the Fund’s investment objective, policies and restrictions;

(b) identifying investment opportunities and making investment decisions for the Fund, including negotiating the terms of investments in, and dispositions of, portfolio securities and other instruments on the Fund’s behalf;

(c) monitoring the Fund’s investments;

(d) performing due diligence on prospective portfolio companies;

(e) exercising voting rights in respect of portfolio securities and other investments for the Fund;

(f) serving on, and exercising observer rights for, boards of directors and similar committees of the Fund’s portfolio companies;

(g) negotiating, obtaining and managing financing facilities and other forms of leverage; and

(h) providing the Fund with such other investment advisory and related services as the Fund may, from time to time, reasonably require for the investment of capital, which may include, without limitation:

(i) making, in consultation with the Fund’s board of trustees (the “Board of Trustees”), investment strategy decisions for the Fund;

(ii) reasonably assisting the Board of Trustees and the Fund’s other service providers, as Valuation Designee, with the valuation of the Fund’s investments;

(iii) directing investment professionals of the Adviser or non-investment professionals of the Administrator (as defined below) to provide managerial assistance to portfolio companies of the Fund as requested by the Fund, from time to time; and

(iv) exercising voting rights in respect of the Fund’s portfolio securities and other investments.

The Board of Trustees has designated the Adviser as the “Valuation Designee” to determine the valuation of the Fund’s investments. Subject to the supervision of the Board of Trustees, the Adviser shall have the power and authority on behalf of the Fund to effectuate its investment decisions for the Fund, including the execution and delivery of all documents relating to the Fund’s investments, the placing of orders for other purchase or sale transactions on behalf of the Fund and causing the Fund to pay investment-related expenses. In the event that the Fund determines to acquire debt financing, the Adviser will arrange for such financing on the Fund’s behalf. If it is necessary or appropriate for the Adviser to make investments on behalf of the Fund through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle (in accordance with the Investment Company Act of 1940, as amended (the “1940 Act”)).

Subject to the prior approval of a majority of the Board of Trustees, including a majority of the Board of Trustees who are not “interested persons” of the Fund and, to the extent required by the 1940 Act and the rules and regulations thereunder, subject to any applicable guidance or interpretation of the Securities and Exchange Commission (“SEC”) or its staff, by the shareholders of the Fund, as applicable, the Adviser may, from time to time, delegate to a sub-adviser or other service provider any of the Adviser’s duties under this Agreement, including the management of all or a portion of the assets being managed. The Fund acknowledges that the Adviser makes no warranty that any investments made by the Adviser hereunder will not depreciate in value or at any time not be affected by adverse tax consequences, nor does it give any warranty as to the performance or profitability of the assets or the success of any investment strategy recommended or used by the Adviser.

2. Expenses. In connection herewith, the Adviser agrees to maintain a staff within its organization to furnish the above services to the Fund. The Adviser shall bear all expenses arising out of its duties hereunder, except as provided in this Section 2.

Except as specifically provided below and above in Section 1 hereof, the Fund anticipates that all investment professionals and staff of the Adviser, when and to the extent engaged in providing investment advisory services to the Fund, and the base compensation, salaries, bonus and benefits, rent, utilities, insurance, payroll taxes, bonuses, employee benefits, furnishings, telecommunications and certain information services and certain office expenses, including office supplies and equipment and other similar expenses and the other routine overhead expenses, of such personnel allocable to such services (individually and collectively, “Overhead”) will be provided and paid for by the Adviser. The Fund will bear all other costs and expenses of the Fund’s operations, administration and transactions, including, but not limited to:

1)	investment advisory fees, including management fees and incentive fees, to the Adviser, pursuant to the Investment Advisory Agreement;

2)

the Fund’s allocable portion of Overhead and other expenses incurred by the Administrator in performing its administrative obligations under the Administration Agreement, including but not limited to: (i) the Fund’s chief compliance officer, chief financial officer, chief operating officer, and their respective staffs; (ii) investor relations, legal, operations, treasury and any other non-investment professionals at the Administrator that perform duties for the Fund; and (iii) any personnel of the Adviser or any of its affiliates providing non-investment related services to the Fund; and

3)	all other expenses of the Fund’s operations, administration and transactions including, without limitation, those relating to:

i.	corporate, organizational and offering costs relating to offerings of Shares;

ii.	the cost of calculating the NAV of Shares, including the cost of any third-party pricing or valuation services;

iii.	the cost of effecting sales and repurchases of Shares and other securities;

iv.	the Management Fee and Incentive Fee;

v.	distribution and/or shareholder servicing fees;

vi.

investment related expenses (e.g., expenses that, in the Adviser’s discretion, are related to the investment of the Fund’s assets, whether or not such investments are consummated), including, as applicable, brokerage commissions, borrowing charges on securities sold short, clearing and settlement charges, recordkeeping, interest expense, line of credit fees, dividends on securities sold but not yet purchased, margin fees, investment related travel and lodging expenses and research-related expenses;

vii.	professional fees relating to investments, including expenses of consultants, investment bankers, attorneys, accountants and other experts;

viii.	transfer agent, sub-transfer agent and custodial fees;

ix.	Distributor costs;

x.	fees and expenses associated with marketing efforts;

xi.	federal and any state registration or notification fees;

xii.	federal, state and local taxes;

xiii.	fees and expenses of Trustees not also serving in an executive officer capacity for the Fund or the Adviser;

xiv.	the costs of preparing, printing and mailing reports and other communications, including repurchase offer correspondence or similar materials, to Shareholders;

xv.	fidelity bond, Trustees and officers errors and omissions liability insurance and other insurance premiums;

xvi.

legal expenses (including those expenses associated with preparing the Fund’s public filings, attending and preparing for Board meetings, as applicable, and generally serving as counsel to the Fund or the Independent Trustees of the Fund);

xvii.	external accounting expenses (including fees and disbursements and expenses related to the annual audit of the Fund and the preparation of the Fund’s tax information);

xviii.

any costs and expenses associated with or related to due diligence performed with respect to the Fund’s offering of its Shares, including but not limited to, costs associated with or related to due diligence activities performed by, on behalf of, or for the benefit of broker-dealers, registered investment advisors and third-party due diligence providers;

xix.	costs associated with reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws, including compliance with The Sarbanes-Oxley Act of 2002;

xx.

all other expenses incurred by the Fund in connection with administering the Fund’s business, including expenses by SS&C Technologies for performing administrative services for the Fund, subject to the terms of the Administration Agreement; and

xxi.

any expenses incurred outside of the ordinary course of business, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or similar proceeding and indemnification expenses as provided for in the Fund’s organizational documents.

From time to time, the Adviser, the Administrator or their affiliates may pay third-party providers of goods or services. The Fund will reimburse the Adviser, the Administrator or such affiliates thereof for any such amounts paid on the Fund’s behalf. From time to time, the Adviser or the Administrator may defer or waive fees and/or rights to be reimbursed for expenses. All of the foregoing expenses will ultimately be borne by the Fund’s shareholders.

3. Transactions with Affiliates. The Adviser is authorized on behalf of the Fund, from time to time when deemed to be in the best interests of the Fund and to the extent permitted by applicable law, to purchase and/or sell securities in which the Adviser or any of its affiliates underwrites, deals in and/or makes a market and/or may perform or seek to perform investment banking services for issuers of such securities. The Adviser is further authorized, to the extent permitted by applicable law, to select brokers (including any brokers affiliated with the Adviser) for the execution of trades for the Fund.

4. Best Execution; Research Services.

(a) The Adviser is authorized, for the purchase and sale of the Fund’s portfolio securities, to employ such dealers and brokers as may, in the judgment of the Adviser, implement the policy of the Fund to obtain the best results, taking into account such factors as price, including dealer spread, the size, type and difficulty of the transaction involved, the firm’s general execution and operational facilities and the firm’s risk in positioning the securities involved. Consistent with this policy, the Adviser is authorized to direct the execution of the Fund’s portfolio transactions to dealers and brokers furnishing statistical information or research deemed by the Adviser to be useful or valuable to the performance of its investment advisory functions for the Fund. It is understood that in these circumstances, as contemplated by Section 28(e) of the Securities Exchange Act of 1934, as amended, the commissions paid may be higher than those which the Fund might otherwise have paid to another broker if those services had not been provided. Information so received will be in addition to and not in lieu of the services required to be performed by the Adviser. It is understood that the expenses of the Adviser will not necessarily be reduced as a result of the receipt of such information or research. Research services furnished to the Adviser by brokers who effect securities transactions for the Fund may be used by the Adviser in servicing other investment companies, entities or funds and accounts which it manages. Similarly, research services furnished to the Adviser by brokers who effect securities transactions for other investment companies, entities or funds and accounts which the Adviser manages may be used by the Adviser in servicing the Fund. It is understood that not all of these research services are used by the Adviser in managing any particular account, including the Fund.

The Adviser and its affiliates may aggregate purchase or sale orders for the assets with purchase or sale orders for the same security for other clients’ accounts of the Adviser or of its affiliates, the Adviser’s own accounts and hold proprietary positions in accordance with its current aggregation and allocation policy (collectively, the “Advisory Clients”), but only if (x) in the Adviser’s reasonable judgment such aggregation results in an overall economic or other benefit to the assets taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses and factors and (y) the Adviser’s actions with respect to aggregating orders for multiple Advisory Clients, as well as the Fund, are consistent with applicable law. However, the Adviser is under no obligation to aggregate any such orders under any circumstances.

5. Remuneration.

The Fund agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee and an incentive fee as hereinafter set forth. The Fund shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct.

(a) Management Fee. The Management Fee is calculated and payable quarterly in arrears at the annual rate of 1.50% of the quarter-end value of the Fund’s Net Assets. For the first calendar month in which the Fund has operations, net assets will be measured as the beginning net assets as of the date that the Fund first publicly sells Shares to a person or entity other than the Adviser or its affiliates.

(b) Incentive Fee. The Incentive Fee is calculated based on an “Incentive Fee Rate” of 15%, multiplied by the amount by which the “Adjusted NAV” (as defined below) of each Class of the Fund exceeds its “Prior High NAV” (as defined below), if the Adjusted NAV exceeds its “Hurdle NAV” (as defined below).

(i) The “Adjusted NAV” of a Class of the Fund is the net asset value at the end of the relevant period, after such net asset value is adjusted for (i) any distributions with respect to or repurchases of Shares; (ii) any net realized or unrealized appreciation and depreciation attributable to the Fund during the relevant period, determined at the time of such exchange, ; and (iii) any accruals of the Incentive Fee during the relevant period.

(ii) The “Hurdle NAV” will be the product of the Prior High NAV of the applicable Class of the Fund multiplied by a value, expressed as a percentage, equal to 100% plus a “Hurdle Rate” of 5%.

(iii) The “Prior High NAV” is the net asset value of the applicable Class of the Fund immediately following the date as of which the last Incentive Fee was determined (or if no Incentive Fee has yet been determined, the net asset value at the initial issuance of the Fund adjusted, if necessary, for any distributions with respect to or repurchases of Shares).

(iv) The Incentive Fee will be paid annually in arrears as of December 31 of each year. In cases where the Incentive Fee is calculated for a period other than a full calendar year, the Hurdle Rate for such period will be reduced pro rata based on upon the number of days in such period.

6. Representations and Warranties.

(a) The Adviser represents and warrants that it is duly registered and authorized as an investment adviser under the Investment Advisers Act of 1940, as amended, and the Adviser agrees to maintain effective all material requisite registrations, authorizations and licenses, as the case may be, until the termination of this Agreement.

(b) The Adviser shall prepare or shall cause to be prepared and distributed to shareholders during each year the following reports of the Fund (either included in a periodic report filed with the SEC or distributed in a separate report) (i) within sixty (60) days of the end of each quarter, a report containing the same financial information contained in the Fund’s Quarterly Report on Form 10-Q filed by the Fund under the Securities Exchange Act of 1934, as amended and (ii) within one hundred and twenty (120) days after the end of the Fund’s fiscal year, an annual report that shall include financial statements prepared in accordance with U.S. GAAP which are audited and reported on by independent certified public accountants; (iii) a report of the material activities of the Fund during the period covered by the report; (iv) where forecasts have been provided to the Fund’s shareholders, a table comparing the forecasts previously provided with the actual results during the period covered by the report; and (v) a report setting forth distributions to the Fund’s shareholders for the period covered thereby and separately identifying distributions from: (A) cash flow from operations during the period; (B) cash flow from operations during a prior period which have been held as reserves; (C) proceeds from disposition of assets; and (D) reserves from the gross proceeds of the Fund’s offering.

(c) From time to time and not less than quarterly, the Fund shall cause the Adviser to review the Fund’s accounts to determine whether cash distributions are appropriate. The Fund may, subject to authorization by the Board of Trustees, distribute pro rata to the Fund’s shareholders funds which the Board deems unnecessary to retain in the Fund. The Board may from time to time authorize the Fund to declare and pay to the Fund’s shareholders such dividends or other distributions, in cash or other assets of the Fund or in securities of the Fund, including in Shares of one class or series payable to the holders of the Shares of another class or series, or from any other source as the Board of Trustees in its discretion shall determine. Any such cash distributions to the Adviser shall be made only in conjunction with distributions to shareholders and only out of funds properly allocated to the Adviser’s account. All such cash distributions shall be made only out of funds legally available therefor pursuant to the Delaware General Corporation Law, as amended from time to time.

(d) The Adviser shall, in its sole discretion, temporarily place proceeds from offerings by the Fund of its equity securities into short-term, highly liquid investments which, in its reasonable judgment, afford appropriate safety of principal during such time as it is determining the composition and allocation of the portfolio of the Fund and the nature, timing and implementation of any changes thereto pursuant to Section 1 of the this Agreement; provided however, that the Adviser shall be under no fiduciary obligation to select any such short-term, highly liquid investment based solely on any yield or return of such investment.

7. Services Not Deemed Exclusive. The Fund and the Board of Trustees acknowledge and agree that:

(a) the services provided hereunder by the Adviser are not to be deemed exclusive, and the Adviser and any of its affiliates or related persons are free to render similar services to others and to use the research developed in connection with this Agreement for other Advisory Clients or affiliates. The Fund agrees that the Adviser may give advice and take action with respect to any of its other Advisory Clients which may differ from advice given or the timing or nature of action taken with respect to any client or account so long as it is the Adviser’s policy, to the extent practicable, to allocate investment opportunities to the client or account on a fair and equitable basis relative to its other Advisory Clients. It is understood that the Adviser shall not have any obligation to recommend for purchase or sale any loans which its principals, affiliates or employees may purchase or sell for its or their own accounts or for any other client or account if, in the opinion of the Adviser, such transaction or investment appears unsuitable, impractical or undesirable for the Fund. Nothing herein shall be construed as constituting the Adviser an agent of the Fund; and

(b) the Adviser and its affiliates may face conflicts of interest as described in the Fund’s Registration Statement and/or the Fund’s periodic filings with the SEC (as such disclosures may be updated from time to time) and such disclosures have been provided, and any updates will be provided, to the Board of Trustees in connection with its consideration of this Agreement and any future renewal of this Agreement.

8. Limit of Liability.

(a) The Adviser and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with it (the “Indemnified Parties”) shall not be liable for any error of judgment or mistake of law or for any act or omission or any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that the Adviser shall not be protected against any liability to the Fund or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the reckless disregard of its duties and obligations (“disabling conduct”). An Indemnified Party may consult with counsel and accountants in respect of the Fund’s affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel and accountants; provided, that such counsel or accountants were selected with reasonable care. Absent disabling conduct, the Fund will indemnify the Indemnified Parties against, and hold them harmless from, any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of the Adviser’s services under this Agreement or otherwise as adviser for the Fund. The Indemnified Parties shall not be liable under this Agreement or otherwise for any loss due to the mistake, action, inaction, negligence, dishonesty, fraud or bad faith of any broker or other agent; provided, that such broker or other agent shall have been selected, engaged or retained and monitored by the Adviser in good faith, unless such action or inaction was made by reason of disabling conduct, or in the case of a criminal action or proceeding, where the Adviser had reasonable cause to believe its conduct was unlawful.

Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before which the proceeding was brought that the Indemnified Party was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Indemnified Party was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of trustees of the Fund who are neither “interested persons” of the Fund nor parties to the proceeding (“disinterested non-party trustees”) or (b) an independent legal counsel in a written opinion.

An Indemnified Party shall be entitled to advances from the Fund for payment of the reasonable expenses (including reasonable counsel fees and expenses) incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under law. Prior to any such advance, the Indemnified Party shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the Indemnified Party shall provide a security in form and amount acceptable to the Fund for its undertaking; (b) the Fund is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party trustees or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Indemnified Party will ultimately be found to be entitled to indemnification.

(b) Notwithstanding Section 8(a) to the contrary, the Fund shall not provide for indemnification of an Indemnified Party for any liability or loss suffered by an Indemnified Party, nor shall the Fund provide that any of the Indemnified Parties be held harmless for any loss or liability suffered by the Fund, unless all of the following conditions are met:

(i) the Fund has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Fund;

(ii) the Fund has determined, in good faith, that the Indemnified Party was acting on behalf of or performing services for the Fund;

(iii) the Fund has determined, in good faith, that such liability or loss was not the result of (A) negligence or misconduct, in the case that the Indemnified Party is the Adviser or an Affiliate (as defined in the Fund’s Amended and Restated Agreement and Declaration of Trust the “Declaration of Trust”) of the Adviser, or (B) gross negligence or willful misconduct, in the case that the Indemnified Party is a director of the Fund who is not also an officer of the Fund or the Adviser or an Affiliate of the Adviser; and

(iv) such indemnification or agreement to hold harmless is recoverable only out of the Fund’s net assets and not from the Fund shareholders.

Furthermore, the Indemnified Party shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met:

(i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Indemnified Party;

(ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnified Party; or

(iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnified Party and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which Shares were offered or sold as to indemnification for violations of securities laws.

(c) The Fund may pay or reimburse reasonable legal expenses and other costs incurred by the Indemnified Party in advance of final disposition of a proceeding only if all of the following are satisfied:

(i) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Fund;

(ii) the Indemnified Party provides the Fund with written affirmation of such Indemnified Party’s good faith belief that the Indemnified Party has met the standard of conduct necessary for indemnification by the Fund;

(iii) the legal proceeding was initiated by a third party who is not a Fund shareholder, or, if by a Fund shareholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and

(iv) the Indemnified Party provides the Fund with a written agreement to repay the amount paid or reimbursed by the Fund, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnified Party did not comply with the requisite standard of conduct and is not entitled to indemnification.

9. Duration and Termination.

(a) This Agreement shall become effective as of the date first written above. This Agreement may be terminated at any time, without the payment of any penalty, on 60 days’ written notice by the Fund, by the vote of a majority of the outstanding voting securities of the Fund or by the vote of the Fund’s trustees or on at least 120 days’ written notice by the Adviser. The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Sections 2 or 5 through the date of termination or expiration, and Section 8 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

(b) This Agreement shall continue in effect for two years from the date hereof, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board of Trustees, or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Fund’s Board of Trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any such party, in accordance with the requirements of the 1940 Act.

(c) This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act).

(d) After the termination of this Agreement, the Adviser shall not be entitled to compensation for further services provided hereunder, except that it shall be entitled to receive from the Fund within 30 days after the effective date of such termination all unpaid reimbursements and all earned but unpaid fees payable to the Adviser prior to termination of this Agreement, including any deferred fees. The Adviser shall promptly upon termination:

(i) Deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(ii) Deliver to the Board all assets and documents of the Fund then in custody of the Adviser; and

(iii) Cooperate with the Fund to provide an orderly management transition.

(e) Without the approval of holders of a majority of the Shares entitled to vote on the matter, or such other approval as may be required under the mandatory provisions of any applicable laws or regulations, or other provisions of the Declaration of Trust, the Adviser shall not: (i) modify this Agreement except for amendments that do not adversely affect the rights of the shareholders; (ii) appoint a new Adviser (other than a sub-adviser pursuant to the terms of this Agreement and applicable law); (iii) sell all or substantially all of the Fund’s assets other than in the ordinary course of the Fund’s business; or (iv) except as otherwise permitted herein, voluntarily withdraw as the Adviser unless such withdrawal would not affect the tax status of the Fund and would not materially adversely affect the shareholders; or (v) cause the merger of the Fund.

(f) The Fund may terminate the Adviser’s interest in the Fund’s revenues, expenses, income, losses, distributions and capital by payment of an amount equal to the then present fair market value of the terminated Adviser’s interest, determined by agreement of the terminated Adviser and the Fund. If the Fund and the Adviser cannot agree upon such amount, the parties will submit to binding arbitration which cost will be borne equally by the Adviser and the Fund. The method of payment to the terminated Adviser must be fair and must protect the solvency and liquidity of the Fund. When the termination is voluntary, the method of payment will be presumed to be fair if it provides for a non-interest bearing unsecured promissory note with principal payable, if at all, from distribution which the terminated Adviser otherwise would have received under the program agreement had the Adviser not been terminated. When the termination is involuntary, the method of payment will be presumed to be fair if it provides for an interest bearing promissory note maturing in not less than five years with equal installments each year.

10. License.

(a) License Grant. The Adviser, on behalf of the Licensed Name Owner (as defined below), hereby grants to the Fund, and the Fund hereby accepts from the Adviser, a fully paid-up, royalty-free, non-exclusive, non-transferable worldwide license to use “Gemcorp” (the “Licensed Name”) during the term of this Agreement, solely (i) in connection with the conduct of the Fund’s business and (ii) as part of the trademark, corporate name or trade name “Gemcorp Commodities Alternative Products Fund.” The Fund shall have no right to use the Licensed Name standing alone or to use any modification, stylization or derivative of the Licensed Name without prior written consent of the Adviser in its sole discretion. All rights not expressly granted to the Fund pursuant to this Section 10 shall remain the exclusive property of the Licensed Name Owner. Nothing in this Section 10 shall preclude the Adviser, its affiliates, or any of its respective successors or assigns from using or permitting other entities to use the Licensed Name whether or not such entity directly or indirectly competes or conflicts with the Fund’s business in any manner.

(b) Ownership. The Fund acknowledges and agrees that, as between the parties, an affiliate of the Adviser (the “Licensed Name Owner”) is the sole owner of all right, title, and interest in and to the Licensed Name. The Fund agrees not to do anything inconsistent with such ownership, including directly or indirectly challenging, contesting or otherwise disputing the validity or enforceability of, or the Licensed Name Owner’s ownership of or right, title or interest in the Licensed Name (and the associated goodwill), including without limitation, arising out of or relating to any third-party claim, allegation, action, demand, proceeding or suit regarding enforcement of this Section 10 of the Agreement or involving any third party. The parties intend that any and all goodwill in the Licensed Name arising from the Fund’s or any applicable sublicensee’s use of the Licensed Name shall inure solely to benefit the Adviser. Notwithstanding the foregoing, in the event that the Fund is deemed to own any rights to the Licensed Name, the Fund hereby irrevocably assigns (or shall cause such sublicensee to assign), without further consideration, such rights to the Licensed Name Owner together with all goodwill associated therewith. The Licensed Name Owner shall be a third party beneficiary of this Section 10.

(c) Sublicensing. The Fund shall not sublicense its rights under this Agreement except to a current or future majority-owned subsidiary of the Fund, and then only with the prior written consent of the Adviser or the Licensed Name Owner, provided that (a) no such subsidiary shall use the Licensed Name as part of a name other than the Fund name without the prior written consent of the Adviser or the Licensed Name Owner in its sole discretion and (b) any such sublicense shall terminate automatically, with no need for written notice, if (x) such entity ceases to be a majority-owned subsidiary, (y) this Agreement terminates for any reason or (z) the Adviser or the Licensed Name Owner gives notice of such termination. The Fund shall be responsible for any such sublicensee’s compliance with the provisions of this Agreement, and any breach by a sublicensee of any such provision shall constitute a breach of this Agreement by the Fund. Neither the Fund nor any of its current or future subsidiaries shall use a new trademark, corporate name, trade name or logo that contains the Licensed Name without the prior written consent of the Adviser or the Licensed Name Owner in its sole discretion, and any resulting license shall be governed by a new agreement between the applicable parties and/or an amendment to this Agreement.

(d) Compliance. In order to preserve the inherent value of the Licensed Name, the Fund agrees to use reasonable efforts to ensure that it maintains the quality of the Fund’s business and the operation thereof equal to the standards prevailing in the operation of the Adviser’s and the Fund’s business as of the date of this Agreement. The Fund further agrees to use the Licensed Name in accordance with such quality standards as may be reasonably established by the Adviser and communicated to the Fund from time to time in writing, or as may be agreed to by the Adviser and the Fund from time to time in writing. The Fund shall notify the Adviser promptly after it becomes aware of any actual or threatened infringement, imitation, dilution, misappropriation or other unauthorized use or conduct in derogation of the Licensed Name. The Adviser and its affiliates shall have the sole right to bring any action to remedy the foregoing, and the Fund shall cooperate with the Adviser in same, at the Adviser’s expense.

(e) Upon Termination. Upon expiration or termination of this Agreement, all rights and license granted to the Fund under this Section 10 with respect to the Licensed Name shall cease, and the Fund shall immediately discontinue use of the Licensed Name.

11. Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of New York; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

12. Conflicts of Interest and Prohibited Activities.

(a) The Adviser shall not directly or indirectly pay or award any fees or commissions or other compensation to any person engaged to sell Shares or give investment advice to a potential shareholder; provided, however, that this subsection shall not prohibit the payment to a registered broker-dealer or other properly licensed agent of properly disclosed usual and customary sales commissions or other compensation (including cash compensation and non-cash compensation (as such terms are defined under FINRA Rule 2310)) for selling or distributing Shares, including out of the Adviser’s own assets, including those amounts paid to the Adviser under this Agreement.

(b) The Adviser covenants that it shall not permit or cause to be permitted the Fund’s funds to be commingled with the funds of any other person and the funds will be protected from the claims of affiliated companies of the Adviser and creditors of affiliated companies of the Adviser.

13. Notices. Any notice hereunder shall be in writing and shall be delivered in person or by telex or facsimile (followed by delivery in person) to the parties at the addresses set forth below.

If to the Fund:

Gemcorp Commodities Alternative Products Fund

12 East 49th Street, Suite 18-105

New York, NY 10017

Attn: Ahmad Al-Sati

If to the Adviser:

Gemcorp Capital Advisors LLC

12 East 49th Street, Suite 18-105

New York, NY 10017

Attn: Ahmad Al-Sati

or to such other address as to which the recipient shall have informed the other party in writing.

Unless specifically provided elsewhere, notice given as provided above shall be deemed to have been given, if by personal delivery, on the day of such delivery, and, if by facsimile and mail, on the date on which such facsimile or mail is sent.

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto caused their duly authorized signatories to execute this Agreement as of the day and year first written above.

GEMCORP COMMODITIES ALTERNATIVE PRODUCTS FUND

By:
Name:	Ahmad Al-Sati
Title:	President

GEMCORP CAPITAL ADVISORS LLC

By:
Name:	Ahmad Al-Sati
Title:	President